Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Fiera Capital Series Trust and to the use of our report dated November 28, 2017 on the financial statements and financial highlights of City National Rochdale Emerging Markets Fund, a series of shares of beneficial interest in City National Rochdale Funds. Such financial statements and financial highlights appear in the September 30, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
March 9, 2018